Exhibit 99.1

Arrow Electronics Names Leadership of its Global Components Business and Finance and Operations Organization

MELVILLE, N.Y.--(BUSINESS WIRE)--May 26, 2009--Arrow Electronics, Inc. (NYSE:ARW) announced today that Peter T. Kong has been promoted to president of the company’s global components business, and Paul J. Reilly has been promoted to executive vice president of finance and operations, in addition to his current position as chief financial officer. The company also announced that Ernie Keith has been promoted to vice president of global operations and value-added services.

Mr. Kong previously served as president of Arrow’s Asia-Pacific components. In his new role, he has responsibility for the company’s components business worldwide and reports to Michael J. Long, chief executive officer.

“Peter has been a significant contributor to Arrow’s components business, and has a strong track record of success in sales growth for the Asia-Pacific region,” said Mr. Long. “He brings a deep understanding of the global markets, and this position is critical to ensure that we maximize our success in each region.”

Mr. Kong joined Arrow in 2006 from Lear Corporation, an automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy and led his business unit to record sales and profitability.

Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin and a bachelor’s degree in chemical engineering from Washington State University.

Arrow also announced that Mr. Reilly has been promoted to executive vice president of finance and operations, in addition to his current role as chief financial officer. Under his expanded responsibilities, Mr. Reilly also oversees the alignment of the global operations and valued-added services organization within the company’s functions and processes worldwide.

“Under Paul’s leadership, Arrow has been able to operate from a position of financial strength, creating a competitive advantage for the company,” Mr. Long said.

Mr. Reilly joined Arrow in 1991 and was appointed to positions of increasing responsibility. He was named chief financial officer in 2001 and senior vice president in 2005. He holds a bachelor’s degree in accounting from St. John’s University and is a certified public accountant.

Ernie Keith, who previously served as vice president of operational excellence, has been promoted to vice president of global operations and value-added services, and now reports to Mr. Reilly.

“Ernie has played a critical role in driving operational and process improvements at Arrow, and he will continue to do so in his expanded role,” Mr. Long said.

Mr. Keith joined Arrow in 2006 from Hewlett-Packard and holds a bachelor’s degree in mechanical and electrical engineering from the University of Idaho.

“Today’s announcement also underscores Arrow’s commitment to operate with solid talent development and succession plans. We have an extensive talent pool of leaders who have the deep industry knowledge and experience to maximize Arrow’s success well into the future,” said Mr. Long.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
Paul J. Reilly, 631-847-1872
Executive Vice President and Chief Financial Officer
John Hourigan, 303-824-4586
Director, External Communications